EXHIBIT 10.4

                                                         Public Deed No. 44/2000

                              P U B L I C  D E E D
                              (Offentliche Urkunde)

Before me, the undersigned Public Notary of the Canton of Zug, Switzerland, Peter B. Arnold, at his offices at Untermuli 6, CH-6300 Zug, Switzerland, appeared on Saturday, this 6th day of May 2000:

Mr. Stefan Koller, Attorney at Law and Notary Public, born 23.09.1958, Swiss citizen, residing at CH-6312 Steinhausen, Switzerland, Rebenstrasse 6, having his offices at Untermuli 6, CH-6300 Zug, Switzerland, here not acting in his own name, but as representative, exempt of personal liability, acting without express authority in the name and on behalf of

Seat Pagine Gialle S.p.A., Via Aurelio Saffi, 18, I-1038 Turin, Italy

and

RSL COM Deutschland GmbH, D-60528 Frankfurt am Main, Lyonerstr. 9

and

J.P. Morgan Securities Limited, 60 Victoria Embankment, GB-London EC 4Y 0JP

and

Morgan Stanley Bank AG, Junghofstrasse 13-15, D-60311 Frankfurt am Main

under the reservation to supply to the acting notary a forthcoming certified consent by each one of the foregoing parties, in legally appropriate form, as soon as reasonably possible and without undue delay.

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This having been done, the person appearing declared, requesting that it be notarised, the following:

I. RSL Com Deutschland GmbH and Seat Pagine Gialle S.p.A. hereby conclude the Joint Venture Agreement as Annex I with the following Exhibits:

1 Articles of Association of Telegate Holding GmbH, Planegg-Martinsried, Germany, to be amended as shown in Exhibit 1 to the Joint Venture Agreement

2     Business Plan as Exhibit 2 to the Joint Venture Agreement

3 Option Agreement between Seat Pagine Gialle S.p.A. and RSL Com Deutschland GmbH as Exhibit 3, such Exhibit 3 with Sub-Exhibits 1 to 4, with a Share Purchase Agreement in Sub-Exhibit 4, Sub-Exhibit 4 with a Share Transfer Agreement in Annex 1;

4 RSL Com Deutschland GmbH, J.P. Morgan Securities Ltd. and with regard to the Escrow Agreement as referred to below Morgan Stanley Bank AG hereby conclude the Borrowing and Forward Purchase Agreement as Exhibit 4 to the Joint Venture Agreement which consists of:

            the Overseas Securities Lender's Agreement together with a Schedule concluded between RSL Com Deutschland GmbH and J.P. Morgan Securities Ltd.;

            the Borrowing Request concluded between RSL Com Deutschland GmbH and J.P. Morgan Securities Ltd.;

            the Agreement for the Transfer of Shares concluded between RSL Com Deutschland GmbH and J.P. Morgan Securities Ltd., with a shareholders' resolution of May 4, 2000 (Appendix 1), an approval of the managing director of May 4, 2000 (Appendix 2), a shareholders' resolution of May 6, 2000 (Appendix 3), and approval of future shareholder dated May 6, 2000 (Appendix 4);

            the Escrow Agreement with an Account Opening Application and the General Business Conditions of Morgan Stanley Bank AG concluded between RSL Com Deutschland GmbH, J.P. Morgan Securities Ltd. and Morgan Stanley Bank AG;

            the ISDA 1992 Multicurrency Cross Border Master Agreement together with a Schedule concluded between RSL Com Deutschland GmbH and J.P. Morgan Securities Ltd.;

            the Forward Purchase Transaction concluded between RSL Com Deutschland GmbH and J.P. Morgan Securities Ltd.;

            the Master Netting Agreement concluded between RSL Com Deutschland GmbH and J.P. Morgan Securities Ltd.;

5 RSL Com Deutschland GmbH and Seat Pagine Gialle S.p.A. conclude the Share Purchase Agreement together with a Share Transfer Agreement as Annex 1 to the Share Purchase Agreement as Exhibit 5 to the Joint Venture Agreement;

6     Guarantee given by the Parent Company of RSL

and Schedules       5 e (financial statements),
                    5 i (agreements),
                    5 l (Betriebsvereinbarungen) ,
                    5 p (litigation),
                    5.2 (data room index list).

II. RSL Com Deutschland GmbH, Seat Pagine Gialle S.p.A., J.P. Morgan Securities Ltd. and Morgan Stanley Bank AG hereby conclude the Arbitration Agreement as Annex II.

III. Words and expressions in this deed and its appendices and annexes shall have the meanings defined in the respective part of this deed, and definitions used in one agreement contained in this deed are not necessarily applicable in another agreement contained in this deed.

IV. The costs of this deed shall be borne by the Seat Pagine Gialle S.p.A. All other costs shall be borne by the party by which they are incurred.

The notary informed the person appearing that

- shareholders in a GmbH can be held jointly and severally liable for capital contributions not fully paid in,

- insofar as the transfer of the title is subject to conditions precedent, the title passes only if those conditions are fulfilled.

The above and all appendices and annexes were laid out for inspection to the person appearing and were approved by the person appearing and read out aloud to the person appearing before the notary, approved by the person appearing and executed by him in his own hand as follows:

Zug/Switzerland, this 6th day of May 2000


/s/
--------------------------
Stefan Koller

                             Joint Venture Agreement

                              (Umbrella Agreement)

between

Seat Pagine Gialle SpA, with domicile in Turin (hereinafter "Seat"), an Italian stock corporation,

and

RSL COM Deutschland GmbH, with domicile in Frankfurt am Main, a German limited liability company (hereinafter "RSL"),

(hereinafter together the "Parties")

                                    Preamble

Seat is mainly active in the fields of producing and publishing telephone directories and similar publications, and of selling advertising space in such directories and publications, as well as providing direct marketing services, in Italy and elsewhere.

RSL is active in the field of providing a broad range of voice, data, internet and value-added product and service solutions within the telecommunications industry.

RSL is active in the said field through amongst others (since 1998) a participation of approx. 50.2 % in Telegate Holding GmbH (hereinafter the "Holding"), a German holding company which in turn holds approx. 51% of the shares in Telegate AG (hereinafter "Telegate"), a German stock corporation whose shares are traded on the Frankfurt Neuer Markt and which is also active in the field of providing directory assistance and other information, mostly via telephone but also through an internet portal. Concurrently with the notarization of this Agreement, Seat will notarize an agreement with the sole other shareholder in the Holding, L, (the "L Umbrella Agreement") with a view to acquire L's shareholding in the Holding.

RSL wishes to expand the existing cooperation between RSL and Telegate currently consisting of providing call completion services domestically and internationally into a strategic partnership with Seat, as the new joint venture-partner, by means of entering into a joint venture with Seat through joint shareholding in the Holding (as a consequence of L's exit), allowing Seat to take the lead in the joint venture and restricting RSL's role therein to support Seat; it is anticipated that the support by RSL will no longer be needed after a certain period of time. In view of that later time RSL wishes to offer Seat and Seat wishes to offer RSL the right to request Seat to acquire RSL's remaining shareholding in the Holding.

RSL wishes to allow Seat to take the lead in the Holding, and thus wishes to transfer to Seat a 1.6 % share in the Holding thereby conferring the majority of the Holding to Seat; via JPMorgan acting as an intermediary in this transaction (hereinafter the "Intermediary"). For that purpose, RSL will transfer the said share to Intermediary in in a separate Borrowing and Forward Purchase Agreement (Exhibit 4 to this Agreement), and Intermediary will transfer the said share to Seat in a separate Share Purchase (Contribution) Agreement (Exhibit 5 to this Agreement).

By the present Agreement, Seat and RSL agree what shall apply between them in connection with the above.

                                    Section 1

                   The Principles Governing the Joint Venture

1.    Strategic Partnership between RSL and Seat

      The Parties wish to enter into a strategic partnership with the aim of fostering the growth of Telegate. The undertakings of RSL under this Agreement shall show that RSL as the current majority shareholder in the Holding continues its support of Telegate also after surrendering control to Seat. At the same time, Seat as the new controlling shareholder of the Holding requires flexibility to integrate Telegate into its own overall strategic objectives.

      The Parties agree that in the Holding Seat shall hold approx. 51.4 % and RSL approx. 48.6 %. For that purpose, RSL shall transfer shares in the Holding with an aggregate nominal value of DM 800 (corresponding in total to approx. 1.6 % of the share capital of the Holding) to Seat, as set forth in Section 2 subparagraph 1 and Section 3 subparagraph 1 below.

2.    Scope of Joint Venture Activities

      The joint venture activities shall relate to the support of Telegate's European and American expansion (see subparagraph a) below) and internet activities (see subparagraph b) below) and Italian expansion in particular (see subparagraph c) below).

      a)    European and American Expansion

            RSL undertakes to offer support to Telegate regarding the following matters on a non-exclusive basis, and subject to arm's length commercial terms and conditions:

            (i)   Inbound access

            (ii)  Completion services

            (iii) Network allocation

            (iv)  Real estate allocation

            (v)   Regulatory support

            (vi)  RSL own usage

            (vii) Billing services

      b)    Cooperation in the Internet Activities

            RSL undertakes to offer support to Telegate regarding the following matters on a non-exclusive basis, and subject to adequate terms and conditions:

            (i) Cooperation with RSL ASP (application service provider) activity

            (ii)  Cooperation with RSL free internet access product line

            (iii) Use of RSL web hosting.

            Seat undertakes to offer support to Telegate regarding the following matters on a non-exclusive basis, and subject to adequate terms and conditions:

            (i)   Development of 11880.com internet service offering

      c)    Italian Expansion

            Seat undertakes to offer support to Telegate regarding the following matters on a non-exclusive basis , and subject to adequate terms and conditions:

            (i)   Development of audio services portal activities

            (ii)  Cooperation with Seat on developing White Pages activities

            (iii) Development of 11880.com internet service offering

3.    Implementation

      a)    Articles of Association of the Holding

            The Parties agree that the Articles of Association of the Holding shall have the form shown in Exhibit 1 to this Agreement. The Parties shall comply with such amended Articles of Association as of the day when Seat becomes a shareholder of the Holding even if the amendment of the Articles of Association (to be resolved upon pursuant to Section 11 subparagraph 1 litt. a) below) should by then not yet be registered with the competent commercial register.

      b)    Business Plan

            The Parties shall develop in good faith a business plan based on the business targets as set out in Exhibit 2 to this Agreement. Such business plan shall be approved by a shareholders' resolution to be taken no later than September 30, 2000, unless the Parties agree otherwise. Any revision and changes to this plan shall also be agreed upon by way of a shareholders' resolution.

      c)    Strategy Meetings / Working Group

            The Parties shall establish a working group which shall hold regular meetings in order to review the progress and in order to prepare any necessary modification to the business plan. Meetings shall take place at least every 2 months upon request of either party and shall typically be held by way of telephone-/video conferences. The party inviting to the meeting shall be responsible for drafting the minutes.

4.    Structure of the Holding / Obligation to not Sell Share

      In light of its role assumed in the Joint Venture, RSL undertakes that it will not wholly or partly dispose of its shareholding in the Holding in any way, be it by selling, transferring, encumbering, pledging or granting any other rights to third parties of whatever nature in its shareholding in the Holding to a third party. For each violation of this undertaking, RSL shall owe a penalty equal to the consideration that would have been applicable if the Put Option or the Call Option pursuant to the Option Agreement (Exhibit 3 to this Agreement) had been exercised (at the time of the violation), it being understood that Seat may claim from RSL any higher amount of damage which it can show to have occurred. Seat has also the right to claim from RSL to restore its full and unencumbered shareholding in the Holding, and to then transfer its shareholding in the Holding to Seat at 90 % of the afore-mentioned penalty.

5.    Changes in the Holding

      The Parties agree that the Holding shall continue to hold its present shareholding in Telegate. RSL and Seat will undertake in good faith negotiations with a view to change the size of the shareholding of the Holding in Telegate, if that is necessary in order to allow Seat to acquire the Remaining Shareholding by way of a contribution in kind, as is nearer explained in Section 8 of this Agreement and in the Option Agreement (Exhibit 3 to this Agreement), provided that such change must in no way adversely affect the position of RSL in and with regard to the exercise of the options under the Option Agreement.

6.    Changes in Telegate's share capital

      In the event that during the term of the Joint Venture Telegate intends to increase its share capital in a manner leading to Holding holding only 50% or less of the shares in Telegate RSL shall have the opportunity of either subscribing shares on a pro-rata basis to its indirect shareholding (as a consequence of which the amount of shares in Telegate covered by the put- and call-option according to the Option Agreement shall be adjusted accordingly) or getting sufficient time, but not more than two months after a respective request of Seat (but in no case earlier than January 1, 2001) to obtain consent of its bondholders allowing it to reduce the holding of Holding in Telegate to 50% or less. In the event RSL chooses to seek for the consent of its bondholders and the aforementioned period expires without RSL stating to Seat that approval has been obtained Seat shall be entitled to exercise its call-option under the Option Agreement.

                                    Section 2

                 The Majority-Conferring Share and its Transfer

Concurrently to the notarization of the present Agreement, Seat will notarize the L Umbrella Agreement with, whereby Seat will acquire a shareholding of a nominal DM 25,400 corresponding to approx. 49.8 % in the Holding. By virtue of the present Agreement, Seat shall acquire an additional shareholding of approx.
1.6 % in the Holding (as nearer set forth in this Section 2) which additional shareholding shall hereinafter be referred to as the "Majority-Conferring Share".

1. The Majority-Conferring Share shall be a share in the Holding with a nominal value of DM 800 out of a total nominal share capital of the Holding of DM 51,000 and hence representing approx. 1.6 % of the share capital in the Holding. RSL shall create the Majority-Conferring Share by splitting its existing share in the Holding with a nominal value of DM 25,600 into two shares with nominal amounts of DM 24,800 and DM 800 (the Majority-Conferring Share), respectively. Concurrently with the notarization of this Agreement, (i) RSL has declared the said split by the declaration shown in Appendix 2 to the Agreement for the Transfer of Shares attached to the Borrowing and Forward Purchase Agreement (Exhibit
      4); (ii) the Holding has approved of the said split, by the declaration shown in Appendix 1 to the Agreement for the Transfer of Shares attached to the Borrowing and Forward Purchase Agreement (Exhibit 4); (iii) and L, RSL and the Intermediary, each in its capacity as (future) shareholder of the Holding, shall approve of the transfers of the Majority-Conferring Share, by the declaration shown in Appendices 1, 3 and 4 to the Agreement for the Transfer of Shares attached to the Borrowing and Forward Purchase Agreement (Exhibit 4).

2. The Majority-Conferring Share shall be transferred from RSL to the Intermediary by virtue of the Borrowing and Forward Purchase Agreement (Exhibit 4). The Intermediary shall transfer the Majority-Conferring Share further to Seat as a contribution in kind to the an increase of the share capital of Seat, through a Share Purchase (Contribution) Agreement which shall be notarized concurrently with this Agreement, which is attached as
      Exhibit 5 to this Agreement and pursuant to which the transfer to Seat shall become effective at the shortest possible interval before the newly issued shares shall in freely tradeable form be delivered to the Intermediary.

                                    Section 3

                                  Consideration

1. The consideration for the Majority-Conferring Share, owed by Seat to the Intermediary (only), shall consist in shares in Seat in such number as is defined in subparagraph 2, and shall be due at such time as is defined in subparagraph 3.

      The consideration for the Majority-Conferring Share, to which RSL is entitled against the Intermediary (only), shall consist in cash generated by the monetization of the shares due by Seat to the Intermediary, in such amount as set forth in subparagraph 4, and shall be due at such time as set forth in subparagraph 5.

2. The number of shares in Seat due for the Majority-Conferring Share shall be calculated as follows:

      (i) Firstly, it shall be established what number of Telegate shares the Majority-Conferring Share indirectly represents (Example: If there is a total of 12,730,000 outstanding Telegate shares of which the Holding owns 6,490,577 shares, and the Holding has a registered share capital of DM 51,000, then the Majority-Conferring Share with a nominal value of DM 800 shall represent 101,813 shares in Telegate);

      (ii) Secondly, the value of the shares in Telegate and Seat shall be assessed. (a) For this purpose, the value of each share in Telegate shall be deemed to be the higher of (aa) 150 and (bb) the official closing price as published by Bloomberg for Telegate shares on the Frankfurt Stock Exchange one day prior to the notarization of this Agreement (hereinafter "T.May3"); whilst (b) the value of each share in Seat shall be the Official Closing Price ("Prezzo di Riferimento") as published by Bloomberg for Seat shares on the Milan Stock Exchange one day prior to the notarization of this Agreement (hereinafter "S.May3").

      (iii) By comparing the respective values, which is to be done by dividing
            (a) the higher of (aa) 150 and (bb) T.May3 by (b) S.May3, the number of Seat shares is obtained which correspond to one Telegate share.

3. Seat shall transfer such number of Seat shares as result from the above calculation to the Intermediary at such moment when an according number of Seat shares will be available following

      (i) a resolution, to be passed at Seat's extraordinary shareholders' meeting scheduled to take place on or around June 30, 2000, whereby the registered share capital of Seat shall be increased by such an amount and in such ways as is necessary to allow Seat to provide the Intermedi-ary with such number of new Seat shares as will be owed as consideration for (i) the Majority-Conferring Share, and (ii) the Shareholding as defined in and pursuant to the L Umbrella Agreement; and

      (ii) the completion of such additional steps as are required under Italian law for making the new shares resulting from the said shareholders' resolution on the capital increase, available as freely tradeable shares.

      The Parties expect the said new Seat shares to be available as freely tradeable shares on or around August 7, 2000. If this is not the case by October 15, 2000, Section 4 subparagraph 3 shall apply.

4. RSL shall receive from the Intermediary a cash amount for the Majority-Conferring Share which is to be calculated as follows (hereinafter the "Cash Equivalent"):

      (i)   Firstly, it shall be established (the same way as in subparagraph 2
            (i)) what number of Telegate shares the Majority-Conferring Share indirectly represents;

      (ii) Secondly, the price of the Telegate share shall be deemed to be the higher of (aa) 150 and (bb) the closing price as published by Bloomberg for the Telegate share on the Frankfurt Stock Exchange one day prior to the notarization of this Agreement;

      (iii) Thirdly, the number of Telegate shares represented by the Majority-Conferring Share (subparagraph (i)) shall be multiplied with the price of the Telegate share as resulting from subparagraph
            (ii).

5. The Intermediary shall pay the Cash Equivalent into an escrow account two banking days after the notarization of the Borrowing and Forward Purchase Agreement (Exhibit 4). The escrow shall be released to RSL, including the interest accrued, on the earlier of (i) such day when Seat shall transfer the new Seat shares to the Intermediary, pursuant to subparagraph 3, and
      (ii) October 16, 2000 provided Seat decides to uphold this agreement pursuant to Section 4 No. 3 (b).

6. The Intermediary is not a party to this Agreement. All arrangements which need to be made between the Intermediary and Seat, and between the Intermediary and

      RSL in light of the provisions of this Section, are contained in the Borrowing and Forward Purchase Agreement to be notarized by RSL and the Intermediary concurrently with the notarization of this Agreement (Exhibit
      4), and in the Sale and Purchase (Contribution) Agreement to be notarized by Seat and the Intermediary concurrently with the notarization of this Agreement (Exhibit 5).

                                    Section 4

                   Conditions Precedent; Event of Termination;
                      Event of Requalification; Rescission

1.    Conditions Precedent

      This Agreement shall not become effective (except for its Section 12, Section 13 subparagraphs 1 and 2, and 14 which shall become effective upon the notarization of this Agreement) prior to the fulfilment of the following conditions precedent:

      a) The L Umbrella Agreement has been notarized and any agreements and resolutions and other declarations attached to it have been notarized or signed by the parties thereto;

      b) The transactions contemplated in this Agreement and in the L Umbrella Agreement, have received merger control clearance from the competent antitrust authority or authorities, or the applicable statutory waiting period has expired;

      c) The ultimate parent company of RSL has provided the guarantee as set forth in Section 10,

2.    Automatic Termination

      This Agreement shall automatically cease to be effective without a need for further declarations from the Parties, and all effects already materialized under this Agreement shall be unwound, (except for its Section 12, Section 13 subparagraphs 1, 2 and 3, and 14) if the resolution by the shareholders' of Seat to be taken pursuant to Section 3 subparagraph 3 (i) is not taken by July 31, 2000.

3.    Termination and Requalification

      In such a case where the resolution by the shareholders' of Seat to be taken pursuant to Section 3 subparagraph 3 (i) has been taken and there is no event of termination pursuant to subparagraph 2, but where the conditions contemplated in Section 3 subparagraph 3 (ii) have not materialized by October 15, 2000, 23.59 p.m., Seat may in its discretion decide whether (a) it terminates this agreement against a break-up fee payable to RSL in the amount of 7,500,000 or (b) whether it upholds this agreement provided however that in this case (b) the consideration to the Intermediary pursuant to Section 3 subparagraph 2 shall no longer be due in the form of new Seat shares, but in the form of a cash amount corresponding to the Cash Equivalent (as defined in Section 3 subparagraph
      4).

4.    Rescission

      Seat may rescind this Agreement (zurucktreten) if RSL is not the sole owner of the Majority-Conferring Share; or that RSL is not the sole owner of the Remaining Shareholding (as defined in Section 8), or that L is not the sole owner of the Shareholding as defined in the L Umbrella Agreement, or that the Holding is not the sole owner of the majority of the outstanding shares in Telegate; or that any of the mentioned shareholding and shares is not completely free of any rights, liens and encumbrances whatsoever for the benefit of third parties (except for the requirement under the articles of association of the Holding whereby the transfer of shares in the Holding requires the approval of all other shareholders).

      Seat may also rescind this Agreement if for any reason not attributable to Seat, the transfer of the Shareholding as defined in the L Umbrella Agreement to Seat is not done or does not become effective by the time due under the L Umbrella Agreement.

      Seat may declare the rescission pursuant to this subparagraph only prior to the moment when both (i) the transfer of the Shareholding as defined in the L Umbrella Agreement to Seat has become effective and (ii) the transfer of the Majority-Conferring Share to Seat has become effective.

                                    Section 5

                              Guarantees given by R

1. RSL represents and warrants by way of an independent guarantee obligation pursuant toss.ss. 305 and 241 of the German Civil Code ("selbstandiges Garantieversprechen") to Seat that the following statements are true, complete and correct in all material respects as of the time of notarization this Agreement. All of the following guarantees when referring to the "Companies" mean all of the Holding, Telegate and all direct and indirect majority-held German subsidiaries of Telegate including but not limited to Datagate GmbH, 11880.com GmbH, and Telegate Anklam Gesellschaft fur telefonische Informationsdienste mbH.

      a)    Authority to Enter into this Agreement

            RSL has the corporate power and authority to enter into this Agreement with no requirement for (further) internal or intra-group approvals. All corporate actions, if any, which are necessary and appropriate for RSL to take in order to enter into this Agreement have been taken.

      b)    Absence of Conflicting Obligations

            Except for this Agreement, there is no contract, option or any other right of another party binding upon (or which at any time in the future may become binding upon) RSL or upon any of the Companies to sell, transfer, pledge, mortgage or in any other way dispose of or encumber any of the shares in any (other) of the Companies.

      c)    The Companies

            Each of the Companies and teleSAFE.net AG and phonecom Kommunikation GmbH are validly existing under the laws of the jurisdiction which applies to it. With regard to none of the Companies there is a resolution to put it in liquidation or to unwind it in whichever way. With regard to none of the Companies have insolvency proceedings or settlement proceedings of whatever nature been proposed, requested or opened by any person or entity, at any time.

      d)    Unrestricted Share Ownership

            RSL is the sole and lawful owner of shares with a total nominal value of DM 25.600 in the Holding such shareholding representing the majority shareholding in the Holding whose total registered share capital amounts to DM 51,000.

            The Holding is the sole and lawful owner of a number of 6,490,577 of all outstanding shares in Telegate which in the total amount to a number of 12,730,000 (not including the authorised share capital of up to another 200,000 shares).

            Telegate is the sole and lawful direct or indirect owner of 100 % of the shares in Datagate GmbH, 11880.com GmbH and telegate Anklam Gesellschaft fur telefonische Informationsdienste GmbH and of a 33 1/3 % shareholding in teleSAFE.net AG and of a 35 % shareholding in phonecom Kommunikation GmbH.

            All shares in all of the Companies are duly authorized, validly issued and fully paid up, and free and clear of any third party's rights (including any rights of pledge and rights of first refusal), restrictions, encumbrances and liens whatsoever and no repayment of share capital has been effected, and no share capital increases are pending at the Companies or have been agreed, in particular no share capital increases allowing any party other than one of the Companies to take a shareholding in any of the Companies (except for what has been announced in the agenda of the annual general meeting of Telegate convened for May 31, 2000).

      e)    Financial Statements

            The financial statements (including the balance sheet and the profit and loss account) as of December 31, 1999 of all the Companies, whether audited or unaudited, consider all the assets, obligations, liabilities and risks of the businesses conducted by the respective Companies, as of December 31, 1999 which should be considered there applying the generally accepted accounting principles of the relevant jurisdiction(s). All financial statements as of December 31, 1998 and December 31, 1999 which have been audited, and have received the unqualified certification (uneingeschrankter Bestatigungsvermerk) by the auditing Wirtschaftsprufer. All financial statements as of December 31, 1998 and December 31, 1999 of the Holding, which have not been audited, are attached to this Agreement as Schedule 5 e in a form signed by the managing director of the Holding.

      f)    No Shareholder Loans

            There is no financial indebtedness of any of the Companies towards RSL or any company affiliated to RSL (other than the Companies). All business which is being conducted between RSL and any companies affiliated to RSL (other than the Companies) on the one hand and any of the Companies on the other hand is at arm's length and may be terminated by the Companies (should they wish to do so) substantially within such terms and under such conditions as are customary in the industry.

      g)    Conduct of Business

            Since December 31, 1999 the Companies have not disposed of their businesses or of a material part thereof and the Companies and their businesses have been conducted in their usual and ordinary course in all material respects employing the care of a diligent and conscientious manager (within the meaning of ss. 93 subparagraph 1 of the German Stock Corporation Act and ss. 43 subparagraph 1 of the German Limited Liability Companies Act). Furthermore, since December 31, 1999 there have been no material adverse changes in the financial situation of the Companies.

      h)    Governmental Approvals, Licences and Permits, Compliance with Laws

            The current operations and activities of the Companies including without limitation their current operations and activites in the five business core areas (i) data (enrichment, combination and sale), (ii) internet, (iii) telephony (technical operations), (iv) TIS (telephony information services) and (v) CCS (call center services) are, to the best knowledge of RSL, all in compliance in all material respects with all laws and governmental regulations and orders.

            To the extent the operations and activities of the Companies require the the assignment of call numbers or the possession of governmental approvals, licences or permits (including all material approvals, licences or permits as may be required under applicable telecommunications laws, and including the assignment of the call numbers "11880", 11887", "11890" and the interconnect access code "01080"(provided however that the interconnect access "01080" is currently not used by Telegate and may therefore be revoked), such approvals, licences or permits are all being held by the respective Companies. Such assignments, approvals, licences and permits are in full force and effect and will not be terminated due to the transactions contemplated in this Agreement. RSL and Telegate do not know of any circumstances which could justify a revocation of these assignments, approvals, licences or permits. The conditions ("Bedingungen" and/or "Auflagen") accompanying these approvals, licences and permits have been complied with in all material respects.

      i)    Essential Agreements

            The interconnection agreement dated December 12, 1999 and the billing agreement dated October 12, 1998 Telegate has entered into with Deutsche Telekom AG (hereinafter together the "Essential Agreements") are all in full force and effect pursuant to the terms and conditions thereof, and enforceable in accordance with their terms and conditions against the other parties thereto, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors. Neither Telegate (or any other of the Companies) nor the other parties are in default in any material respect under any material provision of the Essential Agreements. The Companies are not aware that the other party to any of the Essential Agreements has any intention not to continue any of the Essential Agreements as currently practised.

            Schedule 5 i shows a list of all agreements entered into by any of the Companies which require (irrespective of whether such agreements are considered Essential Agreements) a yearly expenditure in excess of DM 1,000,000 (DM One Million) or which cannot be terminated with one year's notice at the latest.

      j)    Trademarks, Know-how, Other Intellectual Property Rights and Domain
            Names

            The Companies are the owners of all know-how the Companies use in their businesses. Telegate is the owner of the trademark "Telegate" (all together hereinafter "Intellectual Property Rights"). Seat is informed about the current status of registration concerning the registered and applied for trademarks. All Intellectual Property Rights are free of liens and encumbrances by third parties. The Companies need not to rely on licence-agreements with third parties.

            The Companies are the sole and lawful owners, and do not need to rely on licences, of those of the internet domain names "telegate.com", "telegate.de", "travelgate.de" and "11880.com", which internet domain names are in each case clear and free of all liens, encumbrances and any other rights of third parties.

            To the best knowledge of RSL, there are no claims by third parties challenging any of the Company's rights or title, nor are there any factual violations, in each case with regard to any of the trademarks, domain names, know-how or other intellectual property or name rights of the Companies, or any products which are currently being developed in the Business.

            To the best knowledge of RSL, the trademarks, domain names, know-how or other intellectual property or name rights of the Companies, and their use do not infringe any third party's rights.

      k)    Technical Equipment

            All technical equipment used by the Companies in carrying out their businesses, whether owned, leased or licensed, and including without limitation computer hardware, computer programs, switches and all other devices, is in good working order and is sufficient to cover substantially all current needs of the businesses of the Companies.

      l)    Employees

            All key employees of the Companies have been hired in the ordinary course of business. There have not been any written or oral promises of pay rises or any other additional remuneration to any of the key employees. There are no outstanding payments of salaries, bonuses, vacation pay, social insurance contributions and all other payments due under the employment relationships. No key employee at any of the Companies has made known the intention to leave. RSL or companies affiliated to it (other than the Companies) have not offered employment to any key employee of any of the Companies. No key employees have been given a right to receive a severance payment in case of termination of their employment agreements exceeding the rights provided for by statutory law or collective bargaining agreements, nor have the members of the management board of Telegate been granted any such right to receive a severance payment in cash or in kind. There is no labor litigation with any of the employees of the Companies exceeding in the individual case a value of DM 100,000; and all labor litigation does in the aggregate not exceed a value of DM 500,000. Schedule 5-l shows a complete list of all material shop agreements ("Betriebsvereinbarungen") which the Companies have stipulated with the competent works councils. The Companies are, on the date hereof, not engaged in any material legal dispute with trade unions, shop councils or any other employees organizations.

      m)    Insurances

            The Companies have taken out, for insured sums as are in accordance with applicable market standards, all the insurances which are mandatory under the law and all such other insurances as are appropriate or customary in the type of business as conducted by the Companies, and all insurance premiums have timely been paid.

      n)    Taxes

            The Companies have filed all tax returns, which returns are complete and correct in all material respects, required to be filed by them or on their behalf with any tax of governmental authority in any jurisdiction; and have paid in full all federal, state, local or foreign taxes, levy, impost, fees, duties, fiscal and social security and similar charges, including any interest and penalty thereon (collectively "Taxes") shown on such returns or for which they have been assessed, or have, with regard to all Taxes that are or may become due but have not yet been paid, made adequate accruals on their books, in accordance with generally accepted accounting principles applicable in the respective jurisdiction; and none of the Companies is engaged in a dispute with any tax or social security authority.

            Upon request of RSL, Seat shall cause the Company concerned to appeal at the cost of RSL and in accordance with its instructions, against tax assessments if such appeal may result in taxes being reimbursed to or not to be paid by the respective Company. In order to enable RSL to properly assess the chances of such an appeal and to proceed with such appeal, Seat shall cause the respective Company to make available to RSL all relevant information and documentation. The respective Company may settle with the consent of RSL only which consent will not be unreasonably withheld.

      o)    No Impediments

            There are no material legal or factual impediments preventing the Companies from carrying on their businesses to the extent and in the manner hitherto conducted, and there are no material unfulfilled obligations imposed on the Companies by the authorities with respect to their businesses.

      p)    Litigation

            The Companies are not involved as plaintiff or defendant or as a joined party in any litigation, including arbitration proceedings or administrative proceedings, with a litigation value exceeding in the aggregate DM 5,000,000, nor has any such litigation, including arbitration proceedings or administrative proceedings, been threatened to the Companies, or is there a foreseeable need to take recourse to litigation, except in all cases as set forth in Schedule 5 p.

2. Section 460 of the German Civil Code (BGB) shall apply mutatis mutandis. Seat is deemed to know such documents which were contained in the data room in Planegg which was made accessible to representatives and advisers of Seat on March 28 and 29 and April 26 and 27 and May 2, 2000 which are listed in the list attached to this Agreement as Schedule 5.2.

3. The above guarantees shall be deemed to be repeated by RSL also as of the time when the transfer of the Majority-Conferring Share to Seat becomes effective (Section 2 subparagraph 2), provided that (i) before such date RSL will have been given a reasonable opportunity to discuss with one or several members of the board of directors (Vorstand) of Telegate whether the above guarantees are still true, complete and correct in all material respects, and (ii) will have been provided by the management with a statement thereon. To the extent that RSL, as a result of the said discussion, makes specific limiting qualifications the above guarantees shall not be deemed to be repeated.

                                    Section 6

                       Liability for Breach of Guarantees

1. If any of the guarantees given by RSL in Section 5 proves to be partly or wholly incorrect, the Party which learns first about such incorrectness shall inform the other Party thereof. For a period of 90 days starting with such information, RSL shall have the possibility to cure the breach by restoring a situation where the guarantee is true.

2. If RSL is unable to cure the breach or does for other reasons not cure the breach, RSL shall indemnify Seat for the amount that would have to be spent to fully restore the factual situation to the guaranteed situation ("damage"), limited, however, to a part such amount (as defined in subparagraph 3), which shall be paid, at RSL's choice, to either the Company or Companies to which the guarantee which is breached has the closest connection, or to Seat. If the payment of an indemnification occurs at such a time when the Joint Venture as agreed in Section 1 should no longer exist or where a Put Option Acceptance Declaration or a Call Option Acceptance Declaration has been made pursuant to the Option Agreement (Exhibit 3), any amount pursuant to this subparagraph shall be paid, at Seat's choice, to either the Company or Companies to which the guarantee which is breached has the closest connection, or to Seat.

3. Whilst Seat shall have the right to recover full damages pursuant to subparagraph 2 from RSL and L in the aggregate (the latter gives Seat, in the L Umbrella Agreement, the same guarantees as are in this Agreement given by RSL), each of RSL and L shall only be severally liable for the damages. Of each damage, RSL shall bear a part of 25.6/51 (approx. 50.2%) and RSL shall bear a part of 25.4/51 (approx. 49.8 %).

4. Where guarantees are given subject to the (best) knowledge, RSL shall be deemed to have the same knowledge as L has (and L shall, in the L Umbrella Agreement, be deemed to have the same knowledge as RSL has).

5. The amount of the liability of RSL for breaches of guarantees shall be limited as follows:

      (i) In calculating the aggregate liability of RSL and L, only such individual breaches of guarantees shall be taken into account which represent a damage of 0.5 million or more, provided that they represent in the aggregate a total damage of 5 million or more.

      (ii) The liability of RSL shall not exceed 33.33 % of the Total Consideration; the Total Consideration shall be for the purposes of this subparagraph 5 (ii) shall mean Cash Equivalent (as defined in Section 3 subparagraph 4 of this Agreement) plus the cash Exercise Price as defined in ss. 4.1 of the Option Agreement.

      (iii) Until the moment in which the Cash Equivalent (as defined in Section 3 subparagraph 4 of this Agreement) is to be released from escrow, no damages in excess of 33.33 % of the Cash Equivalent (as defined in Section 3 subparagraph 4), shall be payable yet (fallig) by RSL, and after the said moment damages shall be payable in the aggregate only within the limit set forth in subparagraph (ii).

            This subparagraph (iii) is not to be construed as a limitation whereby Seat shall resort to arbitration (as set forth in Section
            12) only after a certain moment in time, or whereby the arbitrators shall give their award only after a certain moment in time.

6. None of the limitations as to the amount of the liability of RSL set forth in subparagraph (3) sentence 2 and subparagraph (5) shall apply in the case of a breach of the guarantee pursuant to which RSL is, as of the time of entering into the Borrowing and Forward Purchase Agreement (Exhibit 4), the sole owner of the Majority-Conferring Share; and the Majority-Conferring Share is completely free of any rights, liens and encumbrances whatsoever for the benefit of third parties. None of the limitations as to the amount of the liability of RSL set forth in subparagraph (3) and subparagraph (5) shall apply in the case of a breach of the guarantee pursuant to which RSL is the sole owner of the Remaining Shareholding; and the Remaining Shareholding is completely free of any rights, liens and encumbrances whatsoever for the benefit of third parties.

7. None of the limitations as to the amount of the liability of RSL set forth in subparagraph (5) shall apply in the case of a breach of the guarantee (given in Section 5 subparagraph 1 d)) pursuant to which the Holding is the sole owner of the majority of the outstanding shares in Telegate and that such shareholding is completely free of any rights, liens and encumbrances whatsoever for the benefit of third parties, as of the time of the notarization of this Agreement.

8. The liability of RSL for breaches of guarantees shall be limited in time as follows:

      (i) Seat may only bring such claims, which it has, by June 30, 2001, reasonably identified and communicated to RSL.

      (ii) Where the guarantee given in Section 5 subparagraph 1 n) (Taxes) is breached, the date mentioned in subparagraph (i) shall be replaced by such date which is 6 months after the final tax assessment of the relevant tax has been made by the tax authorities (provided such date is later than the date mentioned in subparagraph (i)).

      (iii) For breaches of the guarantees given in Sections subparagraphs 6 and 7 of this Section 6 there shall be no limitation in time except as set forth in section 195 of the German Civil Code.

9. If and to the extent there are any claims of Seat under this Section at such time when the Cash Equivalent should be released from escrow or when cash consideration under the Option Agreement becomes due, then such Cash Equivalent shall remain in escrow and such cash consideration shall be put in escrow, in each case upon Seat request, and in each case limited to the amount of Seat's claim (if the pro-rata threshold amounts set forth in subparagraph 5 (i) and (ii) are exceeded), until an arbitral award shall have been given on Seat's claim. The escrow shall be released if Seat does not initiate arbitration procedures within three months from the time when the Cash Equivalent should have been released from escrow or the cash consideration would have become due. The instructions to be given to the bank where the escrow account shall be made pursuant in accordance with this subparapraph 9.

10. No claim under this agreement shall lead to Seat being barred from exercising the call option nor to RSL from exercising the put option under the Option Agreement.

                                    Section 7

                          Guarantees given by San Remo

Seat represents and warrants to RSL that the Seat shares to be delivered to the Intermediary pursuant to Section 3 subparagraph 1 will be validly issued, free and clear of any liens, charges, security interests, burdens, encumbrances or other restrictions or limitations of any nature whatsoever (except for such rights which the Intermediary itself may grant to third parties) and will be freely tradeable on the Milan Stock Exchange, as any existing shares of Seat as of the date when they are delivered to the Intermediary.

                                    Section 8

                    Acquisition of Remaining Shareholding and
                        Termination of the Joint Venture

1. The Parties agree that Seat shall be entitled to acquire the Remaining Shareholding, and RSL shall be entitled to request Seat to acquire the Remaining Shareholding as set forth in the Option Agreement (Exhibit 3). The "Remaining Shareholding" means such shares in the Holding which RSL continues to hold after the disposal of the Majority-Conferring Share pursuant to Section 2 of this Agreement, which remaining shares shall have an aggregate nominal value of DM 24,800 and shall represent all of the outstanding share capital of the Holding except for the Majority-Conferring Share and for such shareholding in the Holding as Seat shall acquire under the L Umbrella Agreement.

2. The Parties agree that upon Seat's acquisition of the Remaining Shareholding, the Joint Venture as agreed in Section 1 of this Agreement shall be terminated.

                                    Section 9

           Non Competition Following Termination of the Joint Venture

      Following a period of two (2) years after Seat will have acquired the remaining shareholding in the Holding from RSL, RSL and its affiliates shall not directly or indirectly compete with the businesses currently carried out by the Companies in Germany.

                                   Section 10

                       Guarantee by Parent Company of RSL

      RSL Communication Ltd. in its capacity as the ultimate parent company of RSL guarantees ("garantiert") without limitation the fulfilment of all obligations of RSL arising out or in connection with this Agreement in the form shown in Exhibit 6 to this Agreement.

                                   Section 11

                         Other Documents to be Executed

1. Prior or concurrent to the execution of this Agreement, the following documents shall be executed by the Parties thereto:

      (i) A shareholder's resolution, by RSL and L, on amendments to the articles of association of the Holding, as shown in Exhibit 1 to this Agreement and as contemplated in Section 1 subparagraph 3 a) of this Agreement;

      (ii) A filing statement to the competent commercial register of the Holding, (or a power of attorney enabling representatives of Seat to sign the filing statement) whereby the amendments to the articles of association are filed for registration with the commercial register to be signed by the sole managing director of the Holding which filing statement shall be presented to the commercial register forthwith;

      (iii) Approval of the split of a share held by RSL, by the Holding, as shown in Appendix 1 to the Agreement for the Transfer of Shares attached to the Borrowing and Forward Purchase Agreement (Exhibit 4) and as contemplated in Section 2 subparagraph 1 of this Agreement, to be executed by the sole managing director of the Holding;

      (iv) Approval of the transfer of the shares held by RSL in the Holding pursuant to this Agreement, by other shareholder L, as shown in
            Exhibit 6 to this Agreement and as contemplated in Section 2 subparagraph 1 of this Agreement;

      (v) A Borrowing and Forward Purchase Agreement, to be entered into by RSL and the Intermediary, as shown in Exhibit 4 to this Agreement and as contemplated in Section Section 2 subparagraph 1 of this Agreement;

      (vi) A Share Purchase (Contribution) Agreement, to be entered into by the Intermediary and Seat, as shown in Exhibit 5 to this Agreement and as contemplated in Section Section 2 subparagraph 2 of this Agreement;

      (vii) An Option Agreement, to be entered into by RSL and Seat, as shown in
            Exhibit 3 to this Agreement and as contemplated at the end of
            Section 1 and in Section 8 of this Agreement;

2. None of the documents to be signed prior or concurrently to the notarization of this Agreement shall thereafter be revoked or amended or otherwise changed without the approval of Seat.

3. The Parties shall also after after the notarization of this Agreement execute such documents and do such other things, and shall cause Intermediary do execute such other documents and do such other things as may be necessary and appropriate to implement the terms and conditions of this Agreement.

                                   Section 12

                         Applicable Law and Arbitration

      This Agreement shall be governed by German law except for such aspects as may mandatorily be governed by Italian law. Terms to which a German translation has been added shall be interpreted throughout the Agreement in the meaning assigned to the German translation. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. The arbitration proceedings shall be held in Paris and in English.

                                   Section 13

                                 Costs and Taxes

1. Seat shall bear the costs of notarization of this Agreement and of those other agreements and resolutions which are attached to this Agreement.

2. Each Party shall itself bear the costs of its own advisors and its other costs incurred in connection with preparing this Agreement.

3. Each Party shall itself bear any taxes or other public duties which may become payable by it by reason of the transactions contemplated in this Agreement.

4.    In the case of an automatic event of termination (Section 4 subparagraph
      2) Seat shall reimburse RSL such fees for legal advisers and for an investment bank hired by RSL for the preparation of this Agreement, as are reasonable and usual-in-the-market.

                                   Section 14

                                 Confidentiality

The Parties shall keep confidential the contents of this Agreement and its attachments, and in particular all aspects regarding the monetization of the Majority-Conferring Share to the extent admissible under the applicable laws, unless they mutually agree otherwise.

Any public notice or press release (whether required by law or not) shall be agreed upon by the Parties beforehand.

                                   Section 15

                                 No Assignments

Neither Seat nor RSL is entitled to transfer without the consent of the other Party rights or obligations arising out of this Agreement to a third party except for the transfer of title guarantees to be assigned to the Intermediary.

                                   Section 16

                                     Notices

16.1 Notices or declarations to Seat made in the context of this Agreement shall be deemed to be validly given if sent by registered mail or courier to the following address or such other address as notified in writing by Seat to RSL:

      RSL COM Deutschland GmbH, c/o RSL Communications, Ltd., attn: Avery S. Fischer, Esq., 810 Seventh Avenue, 39th Floor, New York, NY 10019

16.2 Notices or declarations to RSL made in the context of this Agreement shall be deemed to be validly given if sent by registered mail or courier to the following address or such other address as notified in writing by RSL to
      Seat:

      Angelo Novati, CFO, Seat Pagine Gialle SpA, Via Aurelio Saffi 18, 1038 Turin, Italy.

                                   Section 17

                                  Miscellaneous

17.1 Should any provision of this Agreement be or become invalid or unenforceable, the validity of the other parts of this Agreement shall not be affected thereby. The same applies if this Agreement contains any omissions. In lieu of the invalid or unenforceable provision or in order to complete any omission, a fair provision shall apply which, to the extent legally permissible, comes as close as possible to what the Parties had intended or would have intended, according to the spirit and purpose of this Agreement if they had considered the matter at the time this Agreement was executed.

17.2 Changes and amendments to this Agreement are only valid if they have been made in writing or, if notarisation is required by law, notarised.

Date _______________


/s/                                               /s/
________________________                          _________________________
RSL COM Deutschland GmbH                          Seat Pagine Gialle S.p.A.

                             NOTARIAL AUTHENTICATION
                           (Oeffentliche Beurkundung)
                            (Public Deed No. 44/2000)

The undersigned Notary Public of the Canton of Zug, Switzerland, lic. iur. Peter
B. Arnold, Attorney at Law, hereby certifies and authenticates:

The foregoing Agreement corresponds with the intentions and the free will of the party who personally appeared in the capacities as follows:

Mr. Stefan Koller, Attorney at Law and Notary Public, born 23.09.1958, Swiss citizen, residing at CH-6312 Steinhausen, Switzerland, Rebenstrasse 6, having his offices at Untermuli 6, CH-6300 Zug, Switzerland, here not acting in his own name, but as representative, exempt of personal liability, acting without express authority in the name and on behalf of

Seat Pagine Gialle S.p.A., Via Aurelio Saffi, 18, I-1038 Turin, Italy,

and

RSL COM Deutschland GmbH, D-60528 Frankfurt am Main, Lyonerstr. 9,

and

J.P. Morgan Securities Limited, 60 Victoria Embankment, GB-London EC 4Y 0JP,

and

Morgan Stanley Bank AG, Junghofstrasse 13-15, D-60311 Frankfurt am Main,

under the reservation to supply to the acting notary a forthcoming certified consent by each one of the foregoing parties, in legally appropriate form, as soon as reasonably possible and without undue delay.

The foregoing Deed and all appendices and annexes thereto were laid out for inspection to and were approved by the person appearing. Subsequently, the Deed was read out aloud to the person appearing before the notary, approved by the person appearing and executed by him in his own hand.

This Public Deed is made out in one copy.

Zug/Switzerland, this 6th day of May 2000

                                          The Notary Public

                                          Peter B. Arnold